Exhibit 10.4

September 9, 2008

Mr. Blair Baxter

5 Wilmar Rd.

Toronto, ON M9B 3R6

Re:          End of employment with JumpTV Inc.

Dear Mr. Baxter:

This letter is written to confirm the agreement that we have reached with JumpTV Inc.  (the “Company”) regarding the end of your employment with the Company.

We have mutually agreed that the Company will terminate your employment effective March 31, 2009 (“Termination Date”).  You will be paid for days worked, and vacation accrued and untaken, up to and including the Termination Date under the terms of your existing Employment Agreement.

Under the provisions of your Employment Agreement and in view of the change of control of JumpTV, we have agreed that the Company will provide you certain final payments and benefits as provided for in your Employment Agreement and in respect of the end of your employment as follows:

(a)          The Company will pay you, or your estate, twelve (12) months of your salary provided in your Employment Agreement in satisfaction of your statutory and common law entitlements.  The twelve (12) months’ salary, or C$245,000, less applicable statutory deductions, will be paid by Company cheque or wire transfer on the Termination Date;

(b)         The 200,000 stock options (“Options”) that the Company has granted to you will be accelerated such that they are all vested effective as of the Termination Date.  The expiry date of the Options is ninety (90) days following the Termination Date (the “Expiry Date”);

(c)          The 100,000 stock options (“Options”) that the Company has agreed to grant to you pursuant to your Employment Agreement on March 31, 2009 will be accelerated such that they are all vested effective as of the Termination Date.  The expiry date of the Options is ninety (90) days following the Termination Date (the “Expiry Date”).

The foregoing represents the entire amounts that will be due to you and it is agreed that these amounts are in lieu of any amounts that may be due to you pursuant to your Employment Agreement or otherwise.

Notwithstanding the foregoing, in the event that the Merger Agreement between JumpTV and NeuLion dated June 26, 2008, is terminated prior to December 31, 2008, then this Agreement will also be terminated as of the same date.

Nothing in this letter amends or cancels  the obligations in your Employment Agreement related to non-disclosure, non-solicitation, non-competition, or intellectual property.

Blair, we appreciate the value that you have brought to JumpTV, and we wish you the best in your personal and business future.

Yours truly,

/s/ G. Scott Paterson
G. Scott Paterson
Executive Chairman
JumpTV Inc.

AGREED on the date first above written.

/s/ Blair Baxter
Blair Baxter

cc: Art McCarthy